EXHIBIT 8.1

May 8, 2008

The Board of Directors
Auburn Savings Bank, FSB
256 Court Street
P.O. Box 3157
Auburn, ME 04212

       Re:    Federal Income Tax Aspects of Reorganization

Ladies and Gentlemen:

        We have acted as counsel to Auburn Savings Bank, FSB (the “Bank”), a federally chartered mutual savings bank, in connection with the proposed reorganization of the Bank (the “Reorganization”) as set forth in that certain Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the “Plan”), pursuant to which the Bank will (i) convert (the “Conversion”) to a federal stock savings bank (the “Stock Bank”), (ii) establish Auburn Bancorp, MHC (the “MHC”) as a federally chartered mutual holding company, and (iii) establish Auburn Bancorp, Inc. (the “Holding Company”) as a federally chartered mid-tier holding company. The MHC will own a majority of the Holding Company at all times, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Concurrently with and as an integral part of the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock at fair market value, on a priority basis in a Subscription Offering to Eligible Account Holders, the Stock Bank’s Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members (the “Stock Offering”). Any shares of Common Stock remaining after the conclusion of the Subscription Offering may be offered for sale in a Community Offering or Syndicated Community Offering.

       Proposed Transaction

      The Reorganization will be effected, pursuant to the Plan, as follows:

      (i)  the Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

The Board of Directors
Auburn Savings Bank, FSB
May 8, 2008

      (ii)  Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

      (iii)  Interim One will organize the Holding Company as a wholly-owned subsidiary;

      (iv)  the Bank will exchange its charter for a federal stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

      (v)  simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution;

      (vi)  the members of the Bank will become the members of the MHC;

      (vii)  all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC (the “Exchange”);

      (viii)  the MHC will contribute the capital stock of the Stock Bank to the Holding Company in exchange for shares of the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company (the “Contribution”); and

      (ix)  simultaneously with the Reorganization, the Holding Company will offer to sell up to 49.9% of its Common Stock in the Stock Offering.

      Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank’s present locations.

      Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Open Accounts, as defined in the Regulations) of the Bank shall be become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to $600,000 of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the Regulations governing capital distributions.

The Board of Directors
Auburn Savings Bank, FSB
May 8, 2008

      Assumptions

      We have examined the Plan and certain other documents relating to the Reorganization and Stock Offering and such other documents as we deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied on representations made by the parties in the foregoing documents and upon the representations of the Bank included in a Certificate of Representations. All capitalized terms used by not defined in this letter shall have the meanings assigned to them in the Plan.

      We have assumed for the purposes of this opinion: (i) that the transactions contemplated by the Plan, will be consummated in accordance with the Plan and as described in the Plan (including satisfaction of all covenants and conditions therein without amendment or waiver thereof); (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity of final documents to all documents submitted to us as drafts; (vi) the accuracy and completeness of all records made available to us; (vii) the factual accuracy of all representations, warranties and other statements made by all parties; and (viii) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

      We have neither independently investigated nor verified such representations or statements, and, further, we assume that (i) such representations and statements are true, correct and complete, (ii) all representations made “to the best of the knowledge and belief” of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification, and (iii) no action will occur from the date hereof until the consummation of the transactions described in the Plan that is inconsistent with such representations and statements.

       Conclusion

      Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

     (i)  The Conversion will constitute or be part of a reorganization within the meaning of Section 368(a)(1)(F) of the Code and neither the Bank nor the Stock Bank will recognize gain or loss as a result of the Conversion;

     (ii)  The Stock Bank’s basis in each of the assets that it receives from the Bank as a result of the Conversion will be the same as the Bank’s basis in each such asset immediately prior to the Conversion;

The Board of Directors
Auburn Savings Bank, FSB
May 8, 2008

     (iii)  The Stock Bank’s holding period with respect to each of the assets that it receives from the Bank as a result of the Conversion will be the same as the Bank’s basis in each such asset immediately prior to the Conversion;

     (iv)  For purposes of Code Section 381(b), the taxable year of the Stock Bank will include the partial year of the Bank and the tax year of the Bank will not be deemed to have ended as a result of the Conversion, accordingly, and subject to the provisions of Code Sections 381, 382 and 384, the tax attributes of the Bank, including the Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the Conversion had not occurred;

     (v)  The members of the Bank will not recognize gain or loss upon their constructive receipt of shares in the Stock Bank pursuant to the Conversion, solely in exchange for their mutual ownership interests in the Bank;

     (vi)  The members of the Bank will not recognize gain or loss upon the issuance to them of deposits in the Stock Bank on the same terms and dollar amounts as their deposits in the Bank prior to the Conversion;

     (vii)  The Exchange will qualify as an exchange of property for stock under Section 351 of the Code;

     (viii)  The members of the Bank (the initial stockholders of the Stock Bank) will not recognize gain or loss upon the constructive transfer to the MHC of the shares of the Stock Bank they constructively received in the Conversion;

     (ix)  Neither the Stock Bank nor the MHC will recognize gain or loss as a result of the Exchange;

     (x)  The Contribution will qualify as an exchange of property for stock under Section 351 of the Code;

     (xi)  Neither the MHC nor the Holding Company will recognize gain or loss as a result of the Exchange;

     (xii)  No income or loss will be realized upon the receipt of the non-transferable subscription rights to purchase shares of the Holding Company at fair market value (the “Subscription Rights”) or upon exercise of the Subscription Rights; and

     (xiii)  The tax basis of shares acquired through the exercise of Subscription Rights shall be equal to the amount paid to exercise such Subscription Rights and the holding period for such shares shall begin on the date of the completion of the Stock Offering.

       The opinions set forth in this letter address the material federal tax consequences of the transactions contemplated by the Plan and are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could affect the continuing validity of the opinions set forth above.

The Board of Directors
Auburn Savings Bank, FSB
May 8, 2008

      The opinions set forth above as (xii) and (xiii) are based on the position that the Subscription Rights have no fair market value. Whether the Subscription Rights have a fair market value is a question of fact determined based upon the applicable facts and circumstances. We are unaware of any ruling by the Internal Revenue Service where the Internal Revenue Service has take the position that non-transferable rights to acquire shares in a financial institution at fair market value have an inherent fair market value. Additionally, the Bank has received an independent valuation report stating that the Subscription Rights have no ascertainable fair market value. While it is possible that the Internal Revenue Service could disagree with this determination we believe that it is more likely than not that the Subscription Rights have no value for U.S. Federal income tax purposes.

      Other than as expressly stated above, we express no opinion on any issue relating to the Plan or any other document related thereto. In particular, our opinion addresses the matters set forth above under U.S. Federal income tax law only, and no opinion is expressed under the provisions of any foreign, another state’s, or local tax law. This opinion is rendered solely for the benefit of the Bank, the Holding Company and the purchasers of shares of Common Stock in the Stock Offering, and may not be relied upon by any other party or entity without our express written consent.

      We consent to the filing of this opinion in connection with the Reorganization and Stock Offering as an exhibit to Forms MHC-1, MHC-2 and H(e)-1S, as filed with the Office of Thrift Supervision, and as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained included in the Registration Statement on Form S-1 under the headings “The Reorganization and Stock Offering – Material Income Tax Consequences” and “Legal and Tax Opinions,” and to the summarization of our opinion in such Prospectus.

The Board of Directors
Auburn Savings Bank, FSB
May 8, 2008

      Circular 230 Disclosure

      Pursuant to the provisions of Circular 230 (31 C.F.R. Part 10), we are required to make the following disclosure: the opinion was written to support the promotion or marketing of the transaction(s) addressed in the opinion, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Very truly yours,

                               /s/ Nutter, McClennen & Fish, LLP

                       Nutter McClennen & Fish, LLP